Exhibit 2.7

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0576272007-7
FVAguilar	Filing Number 20265442147
Secretary of State State Of Nevada	Filed On 01/13/2026 12:11:52 PM
	Number of Pages 2

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: **Winners, Inc.** Entity or Nevada Business Identification Number (NVID): **NV20071109365**
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: **20,000,000,000 common shares at $0.001 par value per share**
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: **66,666,667 common shares at $0.001 par value per share**
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: **The authorized common shares and the common stock outstanding will be reverse split on a one for 300 basis.**
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: **No fractional shares will be issued and no cash or other consideration will be paid. The Company will issue one whole share of the post-reverse stock to any shareholder that would otherwise have received a fractional share as a result of the reverse stock split.**
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective Date and time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

8. Signature: (Required)	X Michael Handelman	Officer	01/13/2026
	Signature of Officer	Title	Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.